Exhibit 99.2

CONTACT:	William George	675 Bering Dr. Suite 400
	Chief Financial Officer	Houston, Texas 77057
	(713) 830-9600	713-830-9600
Fax 713-830-9696

FOR IMMEDIATE RELEASE

COMFORT SYSTEMS USA DECLARES QUARTERLY DIVIDEND

Houston, TX — April 30, 2014 — Comfort Systems USA, Inc. (NYSE: FIX), a leading provider of commercial, industrial and institutional heating, ventilation and air conditioning (“HVAC”) services, today announced that its board of directors declared a quarterly dividend of $0.055 per share on Comfort Systems USA, Inc. common stock.  The dividend is payable on May 23, 2014 to shareholders of record at the close of business on May 12, 2014.

Comfort Systems USA® is a premier provider of business solutions addressing workplace comfort, with 88 locations in 79 cities around the nation.  For more information, visit the Company’s website at www.comfortsystemsusa.com.